UNITED STATES
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WASHINGTON, D.C. 20549
SCHEDULE 14A
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ALLEGHENY ENERGY, INC.

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FirstEnergy Building [a] Better COMPANY Fact Book

On February 11, 2010, FirstEnergy (NYSE: FE) and Allegheny Energy (NYSE: AYE) announced plans to combine in a stock-for-stock transaction. The combination would create a leading regional energy provider with:
•	Approximately $16 billion in annual revenues and $1.4 billion in annual net income, based on combined figures as of December 31, 2009

•	Ten regulated electric distribution companies providing service to more than six million customers in seven states

•	Approximately 24,000 megawatts (MW) of generating capacity from a diverse mix of regional coal, nuclear, natural gas, oil and renewable power resources
We believe the combined company would provide a better platform for growth than either company would have been able to achieve individually. With contiguous service territories and similar business models, the combination of FirstEnergy and Allegheny Energy is a natural fit that has the potential to produce lower risk, higher growth, a cleaner generation fleet, a stronger balance sheet and increased earnings.
Previous FirstEnergy mergers have strengthened the company, resulting in enhanced customer service reliability, improved safety performance, expanded opportunities for employees and increased investment growth potential for shareholders. The success of previous FirstEnergy mergers, however, is not indicative of the future success of the proposed FirstEnergy and Allegheny Energy merger, including increased investment growth potential for shareholders.
This booklet provides an overview of how FirstEnergy’s investments in employees, infrastructure and the communities we serve have resulted in improved performance.

• About FirstEnergy

• Employment and Benefits

• Enhancing our Generation Portfolio

• System Reliability Improvements

• Safety Performance

• Financial Information

• Creating Shareholder Value

• Community Involvement

• FirstEnergy Highlights

• Ohio

• Pennsylvania

• New Jersey

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About FirstEnergy
FirstEnergy is a Fortune 200 company with approximately $13 billion in annual revenues. Its seven electric distribution companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served in Ohio, Pennsylvania and New Jersey, and its generation subsidiaries control more than 14,000 MW of capacity.
FirstEnergy was formed following the 1997 merger of Ohio Edison and Centerior Energy Corporation. The company expanded across Pennsylvania and into New Jersey with the 2001 merger with GPU, Inc.
We continuously invest in our business to ensure our future success:
•	$7.7 billion in capital expenditures from 2005 to 2009
•	$3.6 billion invested in utilities

•	$3.7 billion invested in generation*

•	$0.4 billion invested in corporate and other

*	includes the Sammis Air Quality Compliance (AQC) project

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Capital Expenditures
2004-2009

*	Includes Biomass

**	Includes Fremont

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Employment and Benefits
FirstEnergy supports jobs in our communities.
Between 2005 and 2009, FirstEnergy experienced companywide job growth of nearly 11 percent, or an increase of more than 1,500 jobs.
Total FirstEnergy Employees by Year

*	Reflects companywide reorganization and Voluntary Enhanced Retirement Option (VERO) conducted in 2009
Comprehensive Benefits Package
FirstEnergy believes in a system-wide approach to benefits that provides eligible employees with a comprehensive and competitive package of compensation and benefits. Among other benefits, the company offers an incentive compensation program to rec-

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ognize the achievement of financial and operational objectives and a company match 401(K) contributions, with the opportunity for a bonus match if the company achieves certain goals.
Pension
•	FirstEnergy’s defined benefit pension plans cover employees with at least five years of service. Approximately 20,000 retirees and family members currently receive benefits under these plans.

•	In 2009 we made a $500 million voluntary cash contribution to our pension fund, and we have worked to limit the volatility in our pension trust by reducing equity exposure and enhancing diversification. Since 2005, we have made voluntary contributions to our pension fund totaling $1.3 billion.

•	As of December 31, 2009, FirstEnergy’s plans were well funded at 91 percent of the accrued pension liability, as measured by the Accumulated Benefit Obligation.
Training Future Employees
FirstEnergy works with schools in Ohio, Pennsylvania, New Jersey and West Virginia to recruit highly skilled, safe-working utility linemen, substation workers and power plant operators to fill utility jobs now and in the future.
Since the programs’ inception, nearly 900 qualified graduates have accepted positions with FirstEnergy.
Power Systems Institute
In FirstEnergy’s award-winning Power Systems Institute (PSI) program, students earn an associate’s

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Training Future Employees Continued from page 6
degree in applied science or in technical studies, with a focus on electric utility technology.
Approximately 95 percent of this program’s 673 graduates have accepted positions with FirstEnergy since 2000.
Following the GPU merger, FirstEnergy expanded the PSI Line and Substation programs into its new service area. The program is now offered at 12 schools in Ohio, Pennsylvania and New Jersey.
PSI Graduates Hired by FirstEnergy
Nuclear Engineering Technology Program
Students earn an associate’s degree in applied science in nuclear engineering technology. Since 2001, 45 of the program’s 62 graduates have accepted positions with FirstEnergy.
Power Plant Technology Program
Individuals seeking careers in fossil generation operations can earn associate degrees in power plant technology at six schools in Ohio and West Virginia. Since 2004, approximately 160 of the program’s graduates have accepted positions with FirstEnergy.

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Pennsylvania Schools
•	Clarion University — Venango Campus, Oil City

•	Penn Highlands Community College, Johnstown

•	Reading Area Community College, Reading
West Virginia Schools
•	West Virginia Northern Community College, Weirton

•	West Virginia State University, Charleston
New Jersey Schools
•	Brookdale Community College, Lincroft

•	Raritan Valley Community College, Somerset
Ohio Schools
•	Cuyahoga Community College (Tri-C), Cleveland

•	Belmont Technical College, St. Clairsville

•	Jefferson Community College, Steubenville

•	Lakeland Community College, Kirtland

•	Lorain Community College, Elyria

•	North Central State College, Mansfield

•	Owens Community College, Toledo

•	Stark State College, Canton

•	Terra Community College, Fremont

•	Youngstown State University, Youngstown

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Enhancing our
Generation Portfolio
FirstEnergy has increased its generation capacity and efficiency with minimal expense through a program of cost-effective, incremental growth.
Between 2005 and 2009, plant efficiency improvements added 573 MW of new generating capacity, and we expect to add an additional 326 MW through efficiency improvements between 2011 and 2014. This expansion was achieved at a fraction of the cost and time of building a new generating facility.
Our focus on operational excellence resulted in an average capacity factor of 85 percent at our base-load plants between 2005 and 2009.
Capacity Factor 2005-2009
Baseload coal and nuclear units

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System Reliability
Improvements
Since November 2001, FirstEnergy has spent more than $5.5 billion on capital projects, operations and maintenance for its Pennsylvania and New Jersey utilities. And these investments have resulted in impressive system reliability improvements as measured by the System Average Interruptions Duration Index (SAIDI) — the frequency and duration of outages -for Met-Ed, Penelec and JCP&L customers.
SAIDI Improvements
For Met-Ed, Penelec and Jcp&L
SAIDI results for the three utilities improved more than 37 percent from 2004 to 2009. These improvements were largely the result of investments in processes and technologies to enhance system operations and reduce the number and duration of outages.
In addition to the distribution system improvements, our transmission system reliability has continued to improve, with an 18 percent decrease in the number of outages at Met-Ed, Penelec and JCP&L since 2002.

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System Reliability Improvements continued from page 10
Much of the improvement can be attributed to FirstEnergy’s vegetation management and maintenance programs.
In 2009, FirstEnergy’s Pennsylvania utilities also met or exceeded the state’s “benchmark” reliability standards. This was the result of our continued emphasis on sustainable system improvements, our outage management process and the efforts of our dedicated employees.
Storm Restoration Expertise
FirstEnergy’s storm restoration process is recognized as one of the best in the business.
The company and its employees have won the Edison Electric Institute (EEI) “Emergency Assistance Award” five times since 2005 for providing exceptional mutual assistance when other utilities needed help after being hit with severe weather. Whether they are restoring power after ice storms or hurricanes, FirstEnergy crews have proven themselves adaptable to any working conditions.
In addition, the company was awarded the 2008 EEI “Emergency Recovery Award” in recognition of the outstanding work done by our crews to restore power to more than one million FirstEnergy customers after the damaging remnants of Hurricane Ike ripped through Ohio and Pennsylvania.
The combination of FirstEnergy and Allegheny Energy would enhance service to customers by providing more personnel and resources to respond when outages occur. As part of a larger company, our crews would be able to more effectively assist each other, providing faster power restoration, particularly following major storms.

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Safety Performance
Over the past 10 years, FirstEnergy has been a strong performer when it comes to safety, ranking in the top quartile* or better each year with an average OSHA recordable rate of 1.24 injuries per 200,000 hours worked.
This safety focus extends to our utility operations and our generating plants. Ohio Edison employees recently worked more than 3.1 million consecutive hours without a disabling injury, while employees at both our Perry Nuclear Power Plant and W.H. Sammis fossil plant achieved the milestone of working more than 2 million hours without a disabling injury.
Our training emphasizes that employees are personally accountable for their safety and responsible for full compliance with our safety programs and practices.
Following two previous mergers, the combined company emerged a safer organization.
Safety Improvements Since 1997

*EEI Annual Safety Survey

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Safety Performance continued from page 12
Safety Improvements Since 2001
Safety Improvement Snapshots - OSHA Rates

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Financial Information
FirstEnergy has a strong track record of meeting its financial commitments.
Between 2005 and 2008, we built shareholder value through steady earnings and dividend growth. In 2008, we had record earnings of $4.41 per share of common stock and in 2009 we achieved record cash from operations of $2.5 billion. These accomplishments positioned the company to manage costs and continue making investments during the difficult economy that began affecting our nation in late 2008. In 2009, we took numerous steps to reduce costs, realign debt and position the company for future success, while maintaining our dividend of $2.20 per share.
Effective Dates of Dividend Increases

Dividends declared from time to time on FirstEnergy’s Common Stock may vary due to circumstances considered by the Board of Directors at the time of the actual declarations.

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Financial Information continued from page 14
Earnings Per Share
Going forward, our financial strategy is to produce consistent and improving results that will help assure the liquidity and the flexibility necessary for our business units to thrive, while providing strong returns for shareholders.

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Creating
Shareholder Value
Under the terms of the merger agreement, Allegheny Energy shareholders would receive 0.667 of a share of FirstEnergy common stock in exchange for each share of Allegheny Energy common stock they own.
Based on the closing stock prices for both companies on February 10, 2010, the day prior to the merger announcement, Allegheny Energy shareholders would receive a value of $27.65 per share, or $4.7 billion in the aggregate. The price per share represents a premium of 31.6 percent to the closing stock price of Allegheny Energy on February 10, 2010, and a 22.3 percent premium to the average stock price of Allegheny Energy over the last 60 days ending February 10, 2010.
In addition to the premium, Allegheny Energy shareholders would receive a substantial increase in their dividend based on FirstEnergy’s current annual dividend payment of $2.20 per share. FirstEnergy’s Board will continue to review the dividend rate on a quarterly basis following the merger, taking into account the performance and prospects of the combined company.
Previous FirstEnergy mergers have resulted in significant investment growth for shareholders who maintained their investments and reinvested dividends.
Centerior Energy
The value of a 100-share investment in Centerior Energy would have increased nearly 5-fold, or 360 percent*, from the day before the merger was announced through March 2010.

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Creating Shareholder Value continued from page 16
Value of 100-Share Centerior/FirstEnergy Investment

*	Assumes shareholder held the stock after the transaction and reinvested all dividends. Centerior Energy shareholders received 0.525 FirstEnergy shares for each share of Centerior they owned at the time of the merger.
GPU, Inc.
The value of a 100-share investment in GPU, Inc. would have doubled * in value from the day before the merger was announced through March 2010.
Value of 100-Share GPU/FirstEnergy Investment

*	Assumes shareholder held the stock after the transaction and reinvested all dividends. GPU shareholders received 1.2318 shares of FirstEnergy stock, and $16.84 in cash for each share of GPU they owned at the time of the merger. This calculation assumes that the cash component was converted into FirstEnergy shares on 3/1/2002, the closing date of the merger.

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Community Involvement
FirstEnergy is proud to be an active supporter of our communities. We work with local leaders to cultivate civic, economic and social well-being, and our employees volunteer their time and contribute financial support to important community efforts.
Our Community Involvement staff in Ohio, Pennsylvania and New Jersey work directly with our operating companies and plants to advance local causes.
Our contributions to the community focus on initiatives that parallel our business interests:
•	Improve the vitality of our communities and support key safety initiatives

•	Promote local and regional economic development and revitalization efforts

•	Advance an educated workforce by supporting professional development, literacy, and science, technology, engineering and mathematics education initiatives

•	Support FirstEnergy employees’ community leadership and volunteer interests
Major Community Involvement Initiatives
United Way
In the last five years, the FirstEnergy Foundation and employees contributed nearly $18 million to United Way campaigns in Ohio, Pennsylvania and New Jersey — helping to ensure the safety and health of the communities we serve. In addition, hundreds of employees have volunteered for United Way’s “Day of Caring,” which helps employees see firsthand how their contributions are put to work.

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Community Involvement continued from page 16
Harvest For Hunger
Every March, FirstEnergy facilities engage in fund-raising competitions and food sales as part of the Harvest For Hunger campaign. And, each year, the company is among the largest contributors to local food banks in all our communities.
In the 2009 campaign, employees raised the equivalent of more than 2 million meals, or 153 meals per employee. Since 2002, employee cash contributions to Harvest for Hunger have increased by 268 percent.
Firstenergy Foundation Grants and Matching Gifts
The FirstEnergy Foundation awards grants to organizations dedicated to health and human services, education, culture and civic initiatives. Two-thirds of Foundation grants are awarded to United Way organizations in our three-state service area. In 2009, FirstEnergy Foundation grants totaled $2,555,783.
The Foundation also provides a Matching Gift program to employees for not-for-profit support. The program provided more than $114,000 to employee causes in 2009.
Corporate Contributions
As a partner in our communities, FirstEnergy is a regular participant in major community events that exemplify our priorities. Between 2005 and 2009, corporate contributions averaged $610,277 annually.

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FirstEnergy Highlights: Ohio
•	7,747 employees

•	8,516 retirees

•	36,703 FirstEnergy shareholders

•	49.9 billion kilowatt hours (kWh) sold in 2009

•	$5.0 billion in revenue in 2009

•	$446 million in state and local taxes paid in 2009, including income and property taxes

•	2.1 million customers of Ohio Edison, The Illuminating Company and Toledo Edison within 10,900 square miles of northern and central Ohio

•	More than $637 million annually in purchases of local goods and services

•	$14.1 billion in assets, including 68 buildings, 53,263 circuit miles of transmission and distribution lines, 696 substations and 13 power plants

•	Economic development support of 70 projects generating more than $2.6 billion in capital investments and creating or retaining more than 21,000 jobs in 2009

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FirstEnergy Highlights: Pennsylvania
•	4,056 employees

•	6,611 retirees

•	9,066 FirstEnergy shareholders

•	1.3 million electricity customers within 22,000 square miles of Pennsylvania

•	31.3 billion kWh sold in 2009

•	$3.1 billion in revenue in 2009

•	$251 million in state and local taxes paid in 2009

•	Approximately $9.2 billion in assets, including 86 buildings, 45,905 miles of transmission and distribution lines, 735 substations, and 3 power plants

•	Approximately $570 million in annual purchases of local goods and services

•	Economic development support of 71 projects that generated about $268 million in capital investments and created or retained 10,000 jobs in 2009

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FirstEnergy Highlights: New Jersey
•	1,591 employees

•	2,324 retirees

•	4,841 FirstEnergy shareholders

•	1.1 million JCP&L customers within 3,256 square miles of northern and central New Jersey

•	21.1 billion kWh sold in 2009

•	$2.9 billion in revenue in 2009

•	$97 million in state and local taxes paid in 2009, including income, property and transition-charge taxes

•	$4.5 billion in assets, including 79 buildings, 21,822 circuit miles of transmission and distribution lines, 329 substations, and interest in one power plant

•	$33 million in annual purchases of local goods and services

•	Economic development support of 18 projects generating $100 million in capital investments and creating or retaining more than 800 jobs in 2009

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INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
In addition to historical information, this document may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving FirstEnergy and Allegheny Energy, including future financial and operating results; FirstEnergy’s and Allegheny Energy’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the proposed merger, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite FirstEnergy and Allegheny Energy shareholder approvals; the risk that FirstEnergy or Allegheny Energy may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, are more fully discussed in the preliminary joint proxy statement/prospectus that is included in the Registration Statement on Form S-4 (Registration No. 333-165640) that was filed by FirstEnergy with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in FirstEnergy’s and Allegheny Energy’s reports filed with the SEC and available at the SEC’s Web site at www.sec.gov. Forward-looking statements included in this document speak only as of the date of this document. Neither FirstEnergy nor Allegheny Energy undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this document.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed merger, FirstEnergy filed a Registration Statement on Form S-4 (Registration No. 333-165640) with the SEC that includes a preliminary joint proxy statement of FirstEnergy and Allegheny Energy and that also constitutes a preliminary prospectus of FirstEnergy. FirstEnergy and Allegheny Energy will mail the definitive joint proxy statement/prospectus to their respective shareholders. FirstEnergy and Allegheny Energy urge investors and shareholders to read the definitive joint proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from FirstEnergy’s Web site (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Allegheny Energy’s Web site (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.”
PARTICIPANTS IN THE MERGER SOLICITATION
FirstEnergy, Allegheny Energy and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from FirstEnergy and Allegheny Energy shareholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of FirstEnergy and Allegheny Energy shareholders in connection with the proposed merger is set forth in the preliminary joint proxy statement/prospectus contained in the above-referenced Registration Statement on Form S-4. You can find information about FirstEnergy’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2010 and Annual Report on Form 10-K filed with the SEC on February 19, 2010. You can find information about Allegheny Energy’s executive officers and directors in its definitive proxy statement filed with the SEC on March 19, 2010 and Annual Report on Form 10-K filed with the SEC on March 1, 2010. Additional information about FirstEnergy’s executive officers and directors and Allegheny Energy’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4. You can obtain free copies of these documents from FirstEnergy and Allegheny Energy using the website information above.

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